UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Oak Ridge Financial Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Post Office Box 2

2211 Oak Ridge Road

Oak Ridge, North Carolina 27310

(336) 644-9944

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 11, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of Oak Ridge Financial Services, Inc. (the “Company”), the holding company for Bank of Oak Ridge (the “Bank”), will be held on June 11, 2009, at 7:00 p.m., Eastern Daylight Saving Time, at the Bank’s main office located at 2211 Oak Ridge Road, Oak Ridge, North Carolina.

The Annual Meeting is for the purpose of considering and voting upon the following matters:

1.	To elect three (3) persons to serve as directors of the Company until the 2012 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	To vote on a non-binding advisory resolution for approval of the executive compensation disclosed in the accompanying Proxy Statement;

3.	To ratify the appointment of Elliott Davis, PLLC, as the registered independent public accounting firm for the Company for the fiscal year ending December 31, 2009; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors of the Company has established April 17, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof. In the event there are not sufficient shares present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors

Ronald O. Black
President and Chief Executive Officer

President and Chief Executive Officer

Oak Ridge, North Carolina

April 30, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 11, 2009. The Notice, Proxy Statement and the Annual Report for the year ended December 31, 2008 are available on the Internet at https://www.shareholderlink.com/oakridge/pxsignon.asp.

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

JUNE 11, 2009

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

This Proxy Statement is being furnished to the shareholders of Oak Ridge Financial Services, Inc. (the “Company”), the holding company for Bank of Oak Ridge (the “Bank”), in connection with the solicitation by the Company Board of Directors (the “Company Board”) of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 11, 2009, 7:00 p.m., Eastern Daylight Saving Time, at the Bank’s main office located at 2211 Oak Ridge Road, Oak Ridge, North Carolina, and at any adjournments thereof. This Proxy Statement and the accompanying form of proxy were first mailed to shareholders on or about April 30, 2009.

Other than the matters listed on the attached Notice of Annual Meeting, the Company Board knows of no matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxyholders discretionary authority to vote the shares represented thereby in accordance with their best judgment on such other business that may properly come before the Annual Meeting or any adjournments thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on June 11, 2009. The Notice, Proxy Statement and the Annual Report for the year ended December 31, 2008 are available on the Internet at https://www.shareholderlink.com/oakridge/pxsignon.asp.

Revocability of Proxy

A proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Secretary of the Company, by re-voting via the Internet, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If you vote by Internet, you may revoke your proxy or change your vote with a timely and valid later Internet vote. If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker or nominee holding your shares and return the form as directed by your broker or nominee. If you are a shareholder whose shares are held in “street name,” you will need appropriate documentation from your broker or other nominee to vote personally at the Annual Meeting.

Solicitation

The Company will pay the cost of soliciting proxies. Proxies may be solicited personally or by telephone by directors (including those nominees for election at the Annual Meeting), officers and employees of the Company or the Bank without additional compensation for doing so. The Company may also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others to send proxy material to, and obtain proxies from, those beneficial owners and will reimburse such holders, upon request, for their reasonable out-of-pocket expenses in doing so.

Voting Securities

Regardless of the number of shares of the Company’s common stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote electronically or by completing the enclosed form of proxy and returning it signed and dated in the enclosed postage-paid envelope. The Internet voting facilities will close at 5:00 p.m., Eastern Daylight Saving Time, on June 10, 2009. If you are interested in voting via the Internet, specific instructions are shown on the enclosed proxy card. The Internet voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm that your instructions have been properly recorded. In the event that the proxy card does not reference Internet voting information because you are not the registered owner of shares, please complete and return the proxy card in the self-addressed, postage-paid, envelope provided.

You may vote for, against, abstain, or withhold authority to vote on any matter to come before the Annual Meeting. If the enclosed proxy is properly voted via the Internet or in writing, and not revoked, it will be voted in accordance with the instructions given in the proxy. If no instructions are given, the proxy will be voted FOR all of the proposals. If instructions are given with respect to some but not all of the proposals, the instructions that are given will be followed, and the proxy will be voted FOR any proposal on which no instructions are given.

The securities which may be voted at the Annual Meeting are the shares of the Company’s common stock. The Company Board fixed April 17, 2009 as the record date (the “Record Date”) for the determination of those shareholders of record entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A total of 1,791,474 shares of the Company’s common stock were outstanding on the Record Date. Each share entitles its owner to one vote on each matter calling for a vote of shareholders at the Annual Meeting.

The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Because many of our shareholders cannot attend the Annual Meeting, it is necessary that a large number be represented by proxy. Accordingly, the Company Board has designated proxies to represent those shareholders who cannot be present in person and who desire to be so represented. In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Vote Required for Approval

Election of Directors. In order to be elected, a nominee need only receive a plurality of the votes cast in the election of the applicable class of directors for which he or she has been nominated. As a result, those persons nominated for election who receive the largest number of votes will be elected as directors. No shareholder has the right to vote his or her shares cumulatively in the election of directors.

Non-binding Advisory Resolution to Approve Executive Compensation. The proposal to approve the non-binding advisory resolution in favor of the executive compensation disclosed in this Proxy Statement will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. The approval of this resolution is advisory only; however, the Corporate Governance, Compensation and Nominating Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Ratification of the Registered Independent Public Accounting Firm. The proposal to ratify the appointment of the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2009 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal.

Proxies solicited by this Proxy Statement will be returned to the Company Board and will be tabulated by one or more inspectors of voting designated by the Company Board. Abstentions, broker non-votes and votes withheld from any director nominee will be counted as “shares present” at the Annual Meeting for purposes of determining a quorum, and will not be counted in tabulating the votes cast for the election of directors, the non-binding advisory resolution to approve the executive compensation disclosed in this Proxy Statement or the ratification of the Company’s registered independent public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that any person who acquires the beneficial ownership of more than 5% of the Company’s common stock notify the Securities and Exchange Commission (“SEC”) and the Company. Set forth below is certain information, as of the Record Date, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to the Company to own beneficially more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class

Wellington Management Company, LLP 75 State Street Boston, MA 02109	115,625[3]	6.45%

Ferguson, Andrews Investment Advisers Inc. 1000 Ednam Center, Suite 200 Charlottesville, VA 22903	128,029[4]	7.15%

[1]	Based upon a total of 1,791,474 shares of common stock outstanding as of the Record Date.
[2]

Based on a Schedule 13G dated December 31, 2007. Wellington Management Company, LLP reported shares for which it is deemed a beneficial owner by virtue of the direct and indirect investment discretion it possesses pursuant to the provisions of investment advisory agreements with its clients.

[3]

Based on a Schedule 13G/A dated June 11, 2007. Ferguson, Andrews Investment Advisors Inc. reported shares for which it is deemed a beneficial owner by virtue of the direct and indirect investment discretion it possesses pursuant to the provisions of investment advisory agreements with its clients.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the members of the Company Board (including nominees for election at the Annual Meeting), certain executive officers of the Company, and the directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percentage of Class[2]

Lynda J. Anderson 2141 Beeson Road Oak Ridge, NC 27310	23,731[5]	1.31%

Ronald O. Black 2211 Oak Ridge Road Oak Ridge, NC 27310	86,200[3]	4.63%

Douglas G. Boike 5919 Tarleton Drive Oak Ridge, NC 27310	54,615[4]	3.01%

Herbert M. Cole 8015 Sapp Acres Lane Oak Ridge, NC 27310	64,456[5]	3.56%

Francis R. Disney Post Office Box 521 Oak Ridge, NC 27310	45,729[5]	2.53%

Craig S. Fleming 700 Carnegie Place Greensboro, NC 27409	38,805[5]	2.15%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percentage of Class[2]
James W. Hall 6784 Brookbank Road Summerfield, NC 27358	35,219[5]	1.95%

Billy R. Kanoy 2835 Oak Ridge Road Oak Ridge, NC 27310	33,706[5]	1.86%

Stephen S. Neal Post Office Box 129 Summerfield, NC 27358	29,981[5]	1.66%

John S. Olmsted 1602 Benjamin Parkway Greensboro, NC 27408	67,481[5]	3.73%

Manuel L. Perkins Post Office Box 35047 Greensboro, NC 27425	30,606[5]	1.69%

L. William Vasaly, III 2211 Oak Ridge Road Oak Ridge, NC 27310	34,438[6]	1.89%

Thomas W. Wayne 510 Woodlawn Avenue Greensboro, NC 27401	30,569[7]	1.68%

All directors and executive officers as a group (13 people)	575,536[8]	27.32%

[1]	Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.
[2]	Based upon a total of 1,791,474 shares of common stock outstanding as of the Record Date. Assumes the exercise of only those stock options included with respect to the designated recipients.
[3]	Includes 71,575 shares subject to stock options which have vested under the Employee Plan (as defined below).
[4]	Includes 21,615 shares subject to stock options which have vested under the Director Plan (as defined below).
[5]	Includes 17,481 shares subject to stock options which have vested under the Director Plan.
[6]	Includes 33,813 shares subject to stock options which have vested under the Employee Plan.
[7]	Includes 30,569 shares subject to stock options which have vested under the Employee Plan.
[8]	Includes 314,901 shares subject to stock options which have vested under the Employee Plan and the Director Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the common stock, to file reports of ownership and changes in ownership with the SEC. Directors, executive officers, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s directors and executive officers, the Company believes that during the fiscal year ended December 31, 2008, all of its directors, executive officers and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Company’s Bylaws provide that the number of directors will not be less than five nor more than 20. The exact number of directors is fixed by the Company Board prior to the annual meeting of shareholders at which such directors are to be elected. The Company Board has currently fixed the size of the Company Board at 11 members.

The Company’s Bylaws provide that, so long as the total number of directors is nine or more, the directors shall be divided into three classes, as nearly equal as possible in number. Each director in a class is elected for a term of three years or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor is elected and qualifies.

The Company Board has nominated the three persons named below for election as directors to serve for the terms specified, or until their earlier death, resignation, retirement, removal or disqualification or until their successors are elected and qualified.

The persons named in the accompanying proxy card intend to vote any shares of common stock represented by valid proxies received by them to elect the three nominees listed below as directors for the terms specified, unless authority to vote is withheld or such proxies are duly revoked. Each of the nominees for election is currently a member of the Company Board. In the event that any of the nominees should become unavailable to accept nomination or election, it is intended that the proxyholders will vote to elect in his stead such other person as the present Company Board may recommend. The present Company Board has no reason to believe that any of the nominees named herein will be unable to serve if elected to office. In order to be elected as a director, a nominee need only receive a plurality of the votes cast.

The following table sets forth as to each nominee, the term for which he has been nominated, his name, age, principal occupation during the last five years, when his present term expires, and the year he was first elected as a director of the Company. The number of years of service on the Company Board indicated in the following table includes service on the Bank Board of Directors (the “Bank Board”).

NOMINEES FOR TERM ENDING AS OF THE 2012 ANNUAL MEETING

Name	Age on March 1, 2009	Principal Occupation During Last Five Years	Term Expires	Director Since

Ronald O. Black	60	President and Chief Executive Officer of the Bank since April 2000	2009	1999

Francis R. Disney	53	President, Disney Construction Co., Inc.; Member/Manager of Ridgewood of Greensboro, LLC	2009	2007

James W. Hall	63	President, Streetcars Car Wash from 1986 to present	2009	2003

THE COMPANY BOARD RECOMMENDS A VOTE FOR ALL OF THE NOMINEES ABOVE FOR

ELECTION AS DIRECTORS.

The following table sets forth as to each director continuing in office, the term for which he or she has been nominated, his or her name, age, principal occupation during the last five years, when his or her present term expires, and the year he or she was first elected as a director of the Company. The number of years of service on the Company Board indicated in the following table includes service on the Bank Board.

DIRECTORS CONTINUING IN OFFICE

Name	Age on March 1, 2009	Principal Occupation During Last Five Years	Term Expires	Director Since

Herbert M. Cole	71	Retired since April 1999; previously, Senior Vice President of Global Operations, AMP, Inc. (electronics components manufacturer)	2010	1999

Craig S. Fleming	46	President, Fleming Engineering, Inc.	2010	1999

John S. Olmsted	58	President, Olmsted, Torney, Mohorn, Mohorn, Morgan & Baird, DDS, PA (dental practice); Director of Medical Mutual Insurance Company	2010	1999

Manuel L. Perkins	74	Manager, MLP Construction Co., LLC from 2001 to present; previously, President, Hydraulics Ltd. (water utility)	2010	1999

Lynda J. Anderson	56	Realtor, Allen-Tate from November 2002 to present; Realtor, Parker-Orleans from May 2002 to October 2002; Realtor, Prudential Realty from July 2001 to April 2002; previously, Managing Director, Elliot, Nelson, Lengyel, LLC (real estate sales)	2011	1999

Name	Age on March 1, 2009	Principal Occupation During Last Five Years	Term Expires	Director Since

Douglas G. Boike	60	President, Triad Consulting (management consulting firm) since July 1999; previously, Vice President, Planning and Development, B/E Aerospace, Inc. (aerospace equipment manufacturer)	2011	1999

Billy R. Kanoy	56	President, Kanoy Grading and Landscaping, Inc.	2011	1999

Stephen S. Neal	58	Vice President, Summerfield Feed Mill, Inc. (lawn and garden retailer)	2011	1999

Who Serves on the Bank Board?

The Bank Board currently has 11 members comprised of the same persons listed above who are directors of the Company or director nominees. Those persons elected to the Company Board at the Annual Meeting will also be elected by the Company as directors to serve on the Bank Board.

Company Board Composition

The Company Board has determined that each of its members, except for Mr. Black and Mr. Kanoy, is “independent” under the NASDAQ listing standards.

Director Attendance at Annual Meetings

Although it is customary for all Company Board members to attend, the Company has no formal policy in place with regard to directors’ attendance at its annual meetings of shareholders. All of the Company Board members, except for Francis R. Disney and James W. Hall, attended the 2008 Annual Meeting of Shareholders which was held on May 8, 2008.

Process for Communicating with the Company Board

The Company does not have a formal procedure for shareholder communication with the Company Board. In general, our directors and executive officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for the Company Board, or for any individual member or members of the Company Board, can be directed to Ron Black, our Chief Executive Officer, or Tom Wayne, our Chief Financial Officer, at Oak Ridge Financial Services, Inc., P.O. Box 2, 2211 Oak Ridge Road, Oak Ridge, North Carolina 27310. In addition, shareholders may contact us through the Company’s and the Bank’s website at www.bankofoakridge.com. All written communications received will be forwarded to the intended recipient unopened.

Meetings of the Company Board and Bank Board and Their Committees

During 2008, the Company Board conducted its business through meetings of the Bank Board and the activities of the Bank committees. Accordingly, the Bank committees also serve as committees of the Company Board. During the fiscal year ended December 31, 2008, the Company Board met once and the Bank Board met 12 times. All of the existing directors of the Company and the Bank, including nominees for election to the Company Board listed above, attended at least 75% of the aggregate number of meetings of the Company Board and committees of the Company Board on which they served during that year.

The Bank Board has eight standing committees to which certain responsibilities have been delegated – the Executive Committee, Loan Committee, Audit Committee, Asset Liability Committee, Security Compliance

Committee, Building Committee, Community Reinvestment Committee and the Corporate Governance, Compensation and Nominating Committee. The full Bank Board serves as the Stock Option Plan Committee. The Bank Board may appoint other committees of its members to perform certain more limited functions from time to time. As noted, all of the committees of the Bank Board also serve as committees of the Company Board.

Corporate Governance, Compensation and Nominating Committee

The Bank has a Corporate Governance, Compensation and Nominating Committee (the “CGCN Committee”), which consists of the following directors: Douglas G. Boike, Chairman, Lynda J. Anderson, Herbert M. Cole, John S. Olmsted and James W. Hall. During 2008, the CGCN Committee met one time.

The Bank Board has determined that all of the members of the CGCN Committee are “independent” as defined in Rule 4200(a)(15) of the NASDAQ listing standards. The Bank Board has adopted a written charter for the CGCN Committee which is available on the Bank’s website at www.bankofoakridge.com. The Company Board reviews, and revises as necessary, the current charter.

Process for Determining Compensation. The CGCN Committee determines the compensation of the executive officers of the Bank The executive officers of the Company currently do not receive additional compensation for their duties with the Company. The salaries of each of the executive officers is determined based upon the executive officer’s contributions to the Bank’s overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day-to-day operations. The CGCN Committee also compares the compensation of the Bank’s executive officers with compensation paid to executives of comparable financial institutions in North Carolina and executives of other businesses in the Bank’s market area. In addition, the CGCN Committee receives the recommendations of the Chief Executive Officer, Ron Black, for the compensation to be paid to other executive officers and employees, and after due deliberation determines the compensation of such executive officers, employees and the Chief Executive Officer. This process is designed to ensure consistency throughout the executive compensation program. The key elements of the executive compensation program consist of base salary, semi-annual cash incentive compensation and stock option incentives. Mr. Black participates in the deliberations of the CGCN Committee regarding compensation of executive officers other than himself. He does not participate in the discussions or decisions regarding his own compensation.

The CGCN Committee also establishes corporate governance policies, evaluates qualifications and candidates for positions on the Company and the Bank Boards, nominates new and replacement members for the Company and Bank Boards and recommends Company and Bank Board committee composition. In addition, the CGCN Committee facilitates an annual evaluation by members of the Company and Bank Boards and individual director performance.

Process for Nominating Directors. The CGCN Committee reviews the qualifications of, and approves and recommends to the Company Board, those individuals to be nominated for positions on the Company Board and submitted to shareholders for election at each annual meeting of shareholders. The CGCN Committee identifies director nominees from various sources such as officers, directors, and shareholders, and in 2008 did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. The CGCN Committee will consider and evaluate a director candidate recommended by a shareholder under the same criteria used to evaluate a CGCN Committee-recommended nominee. The CGCN Committee will assess all director nominees taking into account several factors including, but not limited to, issues such as the current needs of the Company and Bank Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) collegiality; and (iv) independence. Where appropriate, the CGCN Committee will ultimately recommend nominees that it believes will enhance the Company and the Bank Board’s ability to manage and direct, in an effective manner, the affairs and business of the Company and the Bank.

Before nominating a current director for re-election at an annual meeting of shareholders, the CGCN Committee will consider the director’s performance on the Company or Bank Board and whether the director’s re-election will be consistent with the CGCN Committee’s charter and any policies or guidelines established by the CGCN Committee.

Shareholder Nominations. In addition, the CGCN Committee will consider nominees for the Company Board by shareholders that are proposed in accordance with the advance notice procedures in the Company’s Bylaws which are described in the section of this Proxy Statement entitled “Shareholder Proposals.” Shareholders wishing to recommend a director candidate to serve on the Company Board may do so by providing advance written notice to the Company. Written notice of an intent to nominate a director candidate at an annual meeting of shareholders must be given either by personal delivery or by U.S. mail, postage prepaid, to the Secretary of the Company no more than 90 and no later than 50 days in advance of such meeting.

The notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the nominating shareholder is a shareholder of record of common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Company Board; and (e) the consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the annual meeting of shareholders may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. If you are interested in recommending a director candidate, you may request a copy of the Company’s Bylaws by writing the Secretary of the Company at the address shown on the front page of this Proxy Statement.

Audit Committee

The Audit Committee consists of the following members: James W. Hall, Chairman, Douglas G. Boike, John S. Olmsted, and Manual L. Perkins. The Board has determined that each of the members of the Audit Committee is “independent” as that term is defined in Rule 4200(a)(15) of the NASDAQ listing standards. In accordance with its written charter, the Audit Committee meets on an as needed basis, but not less than once annually, and (i) oversees the independent auditing of the financial statements; (ii) arranges for periodic reports from the independent auditor, from management, and from the internal auditor in order to assess the impact of significant regulatory and accounting changes and developments; (iii) advises the Company Board and the Bank Board regarding significant accounting and regulatory developments; (iv) reviews the Company’s and the Bank’s policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) develops and implements the Company’s and the Bank’s policies regarding internal and external auditing and appoints, meets with and oversees the performance of those employed in connection therewith; and (vi) performs such other duties as may be assigned to it by the Company Board or the Bank Board. The Audit Committee met seven times during 2008.

The Bank Board has adopted a written charter for the Audit Committee which is available on the Bank’s website at www.bankofoakridge.com. The Audit Committee conducts an annual review of its written charter. The Company Board reviews, and revises as necessary, the Audit Charter to insure that it satisfies all SEC rules and regulations.

Under NASDAQ corporate governance standards applicable to the Company, the Audit Committee is required to have at least three directors, all of whom are financially literate, and at least one member who has accounting or related financial management expertise. The Company Board has determined that the Audit Committee does not have a member who qualifies as an “audit committee financial expert” as defined under applicable SEC rules and regulations. Though none of the Audit Committee members meet all of the technical requirements to qualify as an “audit committee financial expert,” certain members meet a substantial majority of those requirements and have accounting and related financial management and business expertise. The Company Board has determined that all of the remaining directors on the Audit Committee meet applicable NASDAQ financial literacy requirements. In addition, the Company Board has determined that James W. Hall meets the standards for financial sophistication and expertise.

Report of the Audit Committee

The Audit Committee has reviewed and discussed our audited financial statements with management and has discussed with Elliot Davis, PLLC, our registered independent public accounting firm for the year ended December 31, 2008, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Elliot Davis, PLLC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Elliot Davis, PLLC the firm’s independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee recommended to the Company Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Members of the Audit Committee,

James W. Hall, Chairman

Douglas G. Boike

John S. Olmsted

Manuel L. Perkins

Participation in the Troubled Asset Relief Program/Capital Purchase Program

On January 30, 2009, we entered into a Letter Agreement (the “Letter Agreement”) with the United States Department of the Treasury (“Treasury”) pursuant to which we sold (i) 7,700 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 163,830 shares of our common stock, no par value, for an aggregate purchase price of $7,700,000. Under the terms of the Letter Agreement, until such time as the Treasury ceases to own any of the Preferred Stock, we are not permitted to enter into any transactions with affiliates or related persons (within the meaning of Item 404 of SEC Regulation S-K) unless (i) such transactions are on terms no less favorable to us than could be obtained from an unaffiliated third party and (ii) have been approved by the Audit Committee or the Board.

Director Compensation

Directors’ Fees. The Bank’s plan for compensation of directors provides that: (i) non-employee directors will receive a fee of $225 for each Bank Board meeting attended; (ii) the Chairman of the Bank Board receives a fee of $300 for each Bank Board meeting attended; (iii) members of each committee receive a fee of $75 for each committee meeting attended; and (iv) members of the Executive Committee of the Bank receive a fee of $100 for each Executive Committee of the Bank meeting attended or the lesser amount of $75 for each Executive Committee meeting attended if held in conjunction with a regular meeting of the Bank Board. In addition, the plan provides that directors are paid an annual retainer of $3,000. Directors do not receive any fees related to service on the Company Board.

Director Stock Option Plan. On February 22, 2001, each director, other than Mr. Boike and Mr. Black, was granted 5,368 options under the Bank of Oak Ridge Director Stock Option Plan (the “Director Plan”). Mr. Boike was granted 6,723 options for his service as Chairman of the Bank Board. During the fiscal year ended December 31, 2003, an additional 2,813 options were granted to each director other than Mr. Boike and Mr. Black. Mr. Boike was granted an additional 3,438 options on December 31, 2003. On August 18, 2004, each director other than Mr. Boike and Mr. Black was granted an additional 7,500 options. Mr. Boike was granted an additional 8,750 options on August 18, 2004. On December 20, 2005, each director, other than Mr. Boike and Mr. Black, was granted an additional 1,800 options. Mr. Boike was granted an additional 2,704 options on December 20, 2005. The options granted in 2001, 2003, 2004, and 2005 have exercise prices of $8.80, $10.40, $10.00, and $11.20, respectively. All options and exercise prices have been adjusted to give effect to the 5-for-4 stock split effected in the form of a 25% dividend paid on December 15, 2004. Mr. Black has not been granted any stock options under the Director Plan. For further information on the Director Plan, see “Management Compensation—Stock Option Plans.”

Director Compensation Table. The following table shows for the fiscal year ended December 31, 2008, the cash compensation paid by the Bank to the directors of the Company and the Bank.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

Lynda J. Anderson	6,450	—	—	—	—	6,450

Ronald O. Black	—	—	—	—	—	—

Douglas G. Boike	9,300	—	—	—	—	9,300

Herbert M. Cole	5,775	—	—	—	—	5,775

Francis R. Disney	7,800	—	—	—	—	7,800

Craig S. Fleming	6,600	—	—	—	—	6,600

James W. Hall	6,525	—	—	—	—	6,525

Billy R. Kanoy	7,200	—	—	—	—	7,200

Stephen S. Neal	6,900	—	—	—	—	6,900

John S. Olmstead	6,225	—	—	—	—	6,225

Manuel L. Perkins	6,675	—	—	—	—	6,675

Executive Officers of the Company and the Bank

The following table sets forth certain information with respect to the executive officers of the Company and the Bank.

Name and Title	Age on March 1, 2009	Positions and Occupations During Last Five Years	Employed By the Bank Since
Ronald O. Black	60	President and Chief Executive Officer of the Company; President and Chief Executive Officer of the Bank.	July 1999
L. William Vasaly, III	56	Executive Vice President and Chief Credit Officer of the Bank.	April 2000
Thomas W. Wayne	46	Chief Financial Officer and Secretary of the Company; Executive Vice President and Chief Financial Officer of the Bank.	April 2000

Management Compensation

Summary Compensation Table. The following table shows, for the fiscal years indicated, the cash compensation paid, as well as certain other compensation paid or accrued for that year, to the Company’s Chief Executive Officer, the Company’s Chief Financial Officer, and to the certain other executive officer whose total annual salary and bonus exceeded $100,000 for services in all capacities (collectively, the “named executive officers”).

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation[1] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)[2] (i)	Total ($) (j)

Ronald O. Black President and Chief Executive Officer	2008 2007	189,000 180,000	—	—	—	38,075 36,326	127,808 114,824	19,057 17,099	373,940 348,249

L. William Vasaly, III Executive Vice President and Chief Credit Officer	2008 2007	130,000 125,000	—	—	—	22,714 23,881	59,408 45,579	18,517 15,847	230,639 210,307

Thomas W. Wayne Executive Vice President and Chief Financial Officer	2008 2007	120,000 115,000	—	—	—	20,402 18,426	26,771 21,502	16,065 15,951	183,238 170,879

[1]	Amounts paid pursuant to the Incentive Plan (as defined below).
[2]	The amounts reported in “All Other Compensation” are comprised of the items listed in the following table:

Name and Principal Position	Year	Car($)	Country Club Dues($)	Split Dollar($)	401(k) Match ($)	Group Term Life Insurance($)

Ronald O. Black President and Chief Executive Officer	2008 2007	2,968 1,947	— —	6,245 5,882	6,900 6,750	2,944 2,520

L. William Vasaly, III Executive Vice President and Chief Credit Officer	2008 2007	3,247 3,070	2,345 2,263	5,362 5,021	5,539 4,565	2,024 928

Thomas W. Wayne Executive Vice President and Chief Financial Officer	2008 2007	6,221 7,126	— —	4,378 4,124	4,804 4,335	662 366

Employment Agreements. On December 31, 2008 the Company entered into new employment agreements with Messrs. Black, Vasaly, and Wayne. The employment agreements have perpetual three-year terms but terminate no later than the time the executive attains age 65. For fiscal year 2009, the employment agreements provide for annual base salaries of $199,000, $136,000, and $126,000, respectively for each of Messrs. Black, Vasaly and Wayne. The base salary may be increased during the term of the employment agreement based upon an annual review by the CGCN Committee, including increases to account for cost of living expenses. Each named executive officer is entitled to receive payment for country club dues and the use of an employer-owned automobile.

Each named executive officer is also entitled to reimbursement of reasonable business expenses and to participate in the Company’s compensation, bonus, incentive, and other benefit programs.

If a named executive officer is terminated without cause or if he terminates voluntarily but for good reason, meaning voluntary termination because of adverse changes in employment circumstances, such as reduced compensation or responsibilities, he will be entitled to severance benefits under his employment agreement. The severance compensation consists of a lump-sum cash payment equal to three times his base salary, along with any bonus that may have been earned or accrued through the date of termination (including any amounts awarded that are unvested when termination occurs). Each named executive officer would also be entitled to continued medical, dental, and hospitalization insurance coverage for up to three years after termination, or a lump-sum cash payment of the present value equivalent if coverage cannot be continued or if continued coverage would be considered a nonqualified deferred compensation benefit under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). These severance benefits will not be payable, however, for termination occurring while the Preferred Stock issued by the Company to the Treasury under the Capital Purchase Program (“CPP”) continues to be held by the Treasury. In that case, the named executive officer would be entitled to no termination benefits whatsoever.

If a change in control occurs before termination, instead of severance benefits payable after termination, each named executive officer would be entitled to a lump-sum cash payment equal to three times the sum of his base salary and most recent bonus, without a present value discount. For purposes of the employment agreements the “term change in control” means (x) a change in ownership of the Company, (y) a change in effective control of the Company, or (z) a change in the ownership of a substantial portion of the Company’s assets, in each case as defined in Section 409A of the Code. The change in control benefit under the employment agreements of Messrs. Black and Wayne is a single-trigger benefit, meaning the benefit becomes payable automatically after a change in control occurs even if his employment does not also terminate after the change in control. The change in control benefit in Mr. Vasaly’s employment agreement is a double-trigger benefit, payable if his employment is terminated involuntarily without cause or voluntarily with good reason within 24 months after a change in control.

Mr. Black’s employment agreement, as well as his salary continuation agreement discussed on pages 18 and 19 of this Proxy Statement, provides that Mr. Black will also be entitled to a single tax gross-up benefit payment if the aggregate benefits payable to him under all benefit arrangements after a change in control are subject to the so-called excess parachute payment excise tax under Sections 280G and 4999 of the Code. In general terms, Section 280G of the Code disallows an employer’s compensation deduction for so-called excess parachute payments made to an executive after a change in control, and Section 4999 of the Code imposes a 20% excise tax on the executive receiving excess parachute payments. Change in control benefits are excess parachute payments if they equal or exceed three times the executive’s so-called base amount. An executive’s base amount is his or her average taxable compensation in the five years preceding the change in control. If an executive’s total change in control benefit equals or exceeds three times the base amount, under Section 4999 of the Code the executive must pay a 20% excise tax on benefits exceeding his base amount, and under Section 280G of the Code the employer forfeits the compensation deduction for the benefits on which the excise tax is imposed. For purposes of calculating the value under Sections 280G and 4999 benefits payable after a change in control, total benefits include change in control benefits payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and salary continuation agreements, and other benefits whose payment or vesting accelerates because of the change in control. Whether the 20% excess parachute payment excise tax will be imposed under Section 4999 of the Code and the compensation deduction forfeited under Section 280G of the Code after a change in control depends on the price paid by the acquiring company, the date when the change in control occurs, the executive’s five-year average taxable compensation at that time, applicable federal and state tax rates, and other factors, including the discount rate employed at the time to determine the present value of accelerated benefits and the number of months remaining until the executive would have become vested in benefits had no change in control occurred. The tax gross-up benefit assures Mr. Black that his net after-tax change in control benefits will be equal to the benefits he would have received had no excess parachute payment excise taxes been imposed, but the gross-up benefit increases the total non-deductible payments.

Although the employment agreements for Messrs. Vasaly and Wayne do not provide for a full excess parachute payment excise tax gross-up benefit, their employment agreements do provide for reimbursement of the excise tax imposed on them if their aggregate benefits payable after a change in control are subject to the 20%

excess parachute payment excise tax under Sections 280G and 4999 of the Code. If the excess parachute payment excise tax is imposed on Mr. Vasaly or Mr. Wayne, each executive would be entitled to a single payment in an amount equal to the excise tax imposed. This additional cash benefit reimburses the executive solely for the excess parachute payment excise tax imposed, but unlike Mr. Black the executive would be responsible and would not be reimbursed or “grossed up” for federal, state, and other income taxes, including additional excess parachute payment taxes, imposed on the reimbursement payment. The excise tax reimbursement benefit therefore partially compensates the executive for the total excess parachute payment excise taxes, but it also has the effect of increasing the total change in control benefits that would not be deductible by the Company.

The employment agreements prohibit competition within a 25-mile radius of any Bank office for one year after employment termination, but the prohibition against competition is void if a change in control occurs before employment termination. Finally, the employment agreements provide for reimbursement of the named executive officer’s legal fees if the employment agreements are challenged after a change in control, up to a maximum of $500,000 for Mr. Black and $250,000 for Messrs. Vasaly and Wayne.

Recent legislation. Enacted on October 3, 2008, the Emergency Economic Stabilization Act of 2008 (the “EESA”) reduces from $1 million to $500,000 the maximum federal income tax deduction that an employer participating in the Treasury’s Troubled Asset Relief Program – of which the CPP is a part – may claim for remuneration paid to senior executive officers, which essentially means the named executive officers. This new $500,000 deduction limitation in Section 162(m)(5) of the Code also provides that performance-based compensation, such as ordinary stock option compensation, and deferred compensation is to be taken into account in the calculation of total remuneration. As a condition to participation in the CPP, the Company agreed not to claim any deduction for compensation exceeding the $500,000 limit. Based on the compensation levels of Messrs. Black, Vasaly, and Wayne the Company has determined that for 2008 it will not be required to forego any compensation deductions because of the $500,000 deduction limitation.

Amending the EESA, the American Recovery and Reinvestment Act of 2009 (“ARRA”) directs the Treasury to adopt rules governing the executive compensation practices of companies participating in the CPP, which rules generally will apply for as long as the Preferred Stock issued under the CPP continues to be held by the Treasury. In addition to requiring a nonbinding shareholder advisory vote on executive compensation, the ARRA states that the Treasury rules must contain the following specific limitations and provisions –

1)	executive compensation arrangements must exclude incentives for senior executive officers to take unnecessary and excessive risks that threaten the value of the Company; executive compensation arrangements also must not contain any provision that would encourage manipulation of reported earnings to enhance any employee’s compensation,

2)	if a bonus or other award is made based on materially inaccurate financial statements to any senior executive officer or any of the next 20 most highly compensated employees, the bonus or other award must be recovered, or “clawed back,” by the Company,

3)	payments made on account of an executive’s termination of service (i.e. golden parachute payments) are prohibited altogether in the case of the senior executive officers and the next five most highly compensated employees, although payments for services performed or for benefits accrued are permitted, and

4)	except for limited amounts of restricted stock, bonus and incentive compensation may not be paid to the most highly compensated employee for as long as the Preferred Stock issued under the CPP continues to be held by the Treasury. Although bonus and incentive compensation is prohibited, a CPP participant may award to the most highly compensated employee restricted stock with a value of up to one third of his or her compensation, but the restricted stock may not become fully vested until the Preferred Stock issued under the CPP is no longer held by the Treasury.

As our most highly compensated employee, Mr. Black will be ineligible for any bonuses or incentive awards other than restricted stock as long as the Preferred Stock issued under the CPP is held by the Treasury.

Accordingly, for as long as the Treasury holds the Preferred Stock, Mr. Black is and will remain ineligible for cash and stock option awards under our Incentive Plan or under our stock option plans. Any restricted stock awards made to Mr. Black while the Treasury holds the Preferred Stock are subject to these limitations as well: (x) the restricted stock cannot become fully vested until the Treasury no longer holds the Preferred Stock, and (y) the value of the restricted stock award cannot exceed one third of Mr. Black’s total annual compensation.

Equity Compensation Plan Information

The following table presents information with respect to outstanding stock options held by Mr. Black, Mr. Vasaly and Mr. Wayne during the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Ronald O. Black	30,600 9,369 31,606	—	—	$ $ $	8.80 10.40 10.00	4/29/2011 8/18/2013 8/17/2014

L. William Vasaly, III	15,000 4,813 10,000 4,000	—	—	$ $ $ $	8.80 10.40 10.00 11.20	4/29/2011 8/18/2013 8/17/2014 12/20/2015

Thomas W. Wayne	625 6,250 7,063 14,375 2,256	—	—	$ $ $ $ $	8.80 10.40 10.00 10.00 11.20	4/29/2011 3/18/2013 8/18/2013 8/17/2014 12/20/2015

The following table presents the number of shares of common stock to be issued upon the exercise of outstanding options as of the date of this Proxy Statement; the weighted-average price of the outstanding options and the number of options remaining that may be issued under the Bank’s stock option plans described below.

EQUITY COMPENSATION PLAN INFORMATION
Plan category	(a) Number of shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))

Equity compensation plans approved by our security holders	349,608	$9.87	6,166

Equity compensation plans not approved by our security holders	-0-	N/A	-0-

Total	349,608	$9.87	6,166

Stock Option Plans. The Company currently has two stock option plans, the Bank of Oak Ridge Employee Stock Option Plan (the “Employee Plan”) for employees of the Bank and the Director Plan for directors of the Bank. The Employee Plan and the Director Plan are referred to collectively as the “Plans.” On June 8, 2004, the Bank’s shareholders approved amendments to increase the number of shares available under each Plan. The Plans are designed to attract and retain qualified personnel in key positions, to provide directors and employees, as applicable, with a proprietary interest in the Bank as an incentive to contribute to the success of the Bank and to reward directors and employees for outstanding performance. Both Plans provide for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code, and nonqualified or compensatory stock options. Officers and employees of the Bank are eligible to receive incentive stock options under the Employee Plan. Nonemployee directors are eligible to receive nonqualified stock options and employee directors are eligible to receive incentive stock options under the Director Plan. Options to acquire up to 178,937 shares of common stock (adjusted to reflect the 5-for-4 stock split effected as a 25% stock dividend paid on December 15, 2004) may be awarded to directors, officers and employees of the Bank under each of the Plans, all with an exercise price equal to the fair market value of common stock on the date of grant. No cash consideration will be paid by employees or directors for the award of these options under either Plan. The Company adopted the Plans upon its formation in April 2007.

The Plans are administered and interpreted by the Stock Option Plan Committee which is comprised of the entire Board. The Committee determines which persons will be granted options under the Plans, whether such options will be incentive or nonqualified options, the number of shares subject to each option, and when such options become exercisable.

Options Granted. At this time, 11 people are eligible to participate under the Director Plan and 75 people are eligible to participate under the Employee Plan.

As of December 31, 2008, ten directors had been granted options to purchase an aggregate of (i) 55,030 shares of common stock at an exercise price of $8.80, (ii) 28,750 shares of common stock at an exercise price of $10.40, (iii) 76,250 shares of common stock at an exercise price of $10.00 and (iv) 18,904 shares of common stock at an exercise price of $11.20 under the Director Plan. All of the nonqualified options granted under the Director Plan vested immediately on the date of grant. No cash consideration was paid by directors for the award of the options under the Director Plan.

As of December 31, 2008, 35 employees had been granted options to purchase an aggregate of (i) 58,475 shares of common stock at an exercise price of $8.80 (ii) 9,369 shares of common stock at an exercise price of $10.40, (iii) 81,731 shares of common stock at an exercise price of $10.00 and (iv) 23,662 shares of common stock at an exercise price of $11.20 under the Employee Plan.

The Plans provide that the number of options and exercise price may be adjusted under certain circumstances, including the occurrence of a stock split or stock dividend. In order to give effect to the December 15, 2004 stock dividend, the number and exercise prices of granted options were adjusted under the Plans.

Accelerated Vesting of Stock Options Previously Granted. On December 20, 2005, the Bank Board authorized accelerated vesting of options held by officers and employees to acquire a total of 73,106 shares of common stock, including all options held by Mr. Black, Mr. Vasaly and Mr. Wayne. Beginning in 2006, all public companies must adopt fair value reporting of stock options under the Financial Accounting Standards Board’s new Statement of Financial Accounting Standards No. 123 (revised) (“SFAS 123(r)”). SFAS 123(r) requires that the compensation cost relating to share-based payments, including stock option grants, be recognized as an expense in financial statements. Before adoption of SFAS 123(r), most companies accounted for stock options using the intrinsic value method authorized by Accounting Principles Board Opinion No. 25, which generally did not require that a compensation expense be recognized when a stock option is granted unless the option exercise price is less than the stock’s price on the date of grant. Accordingly, accelerated vesting of stock options before the effective date of SFAS 123(r) allowed the Bank to avoid compensation expense that it would otherwise incur if those options outstanding continued to vest over time.

The options to acquire the Bank’s common stock that were outstanding at the time the reorganization of the Bank into the Company was completed were converted to options to acquire the Company’s common stock. Even though the options to acquire the Bank’s common stock have been converted to options to acquire the Company’s common stock, the options continue to be governed by the Plan under which they were originally issued and are not included in the total number of shares available under the Omnibus Plan (described below).

Omnibus Plan

The Oak Ridge Financial Services, Inc. Stock Ownership and Long-Term Incentive Plan (the “Omnibus Plan”), which is a benefit plan, was approved by shareholders on June 8, 2006 and became effective on April 20, 2007. The purpose of the Omnibus Plan is to further and promote the interests of the Company and its shareholders by enabling the Company and its subsidiaries, including the Bank, to attract, retain and motivate key employees and directors, and to align the interests of such key employees and directors with those of the shareholders. Additionally, the Omnibus Plan’s objectives are to provide a competitive reward for achieving long-term goals, provide balance to short-term incentive awards, and reinforce a one company perspective. To do so, the Omnibus Plan offers performance-based stock incentives and other equity-based incentive awards and opportunities to provide such key employees and directors with a proprietary interest in maximizing the growth, profitability and overall success of the Company.

The Company Board believes the Omnibus Plan provides the means to attract new talent and retain current personnel as the Company and the Bank continue to grow. Employees and directors of the Company and its subsidiaries, who are designated as eligible participants by the CGCN Committee, may receive awards under the Omnibus Plan. The Omnibus Plan provides that employees eligible for awards consist of key employees who are officers or managers of the Company and/or its subsidiaries who are responsible for the management, growth and protection of the business of the Company and/or its subsidiaries and whose performance or contribution, in the sole discretion of the CGCN Committee, benefits or will benefit the Company in a significant manner. Non-employees (e.g., those with third party relationships such as non-employee directors of the Company and/or a subsidiary) are eligible participants for awards of non-qualified stock options and/or restricted stock at the sole discretion of the CGCN Committee. Non-employees will not be eligible to receive incentive stock options or performance units (as defined in the Omnibus Plan).

Currently 75 employees and 11 directors are eligible to participate in the Omnibus Plan. The value of the benefits or amounts that will be received by or allocated to the participants under the Omnibus Plan are not determinable.

The Omnibus Plan is administered by the CGCN Committee. Subject to the terms of the Omnibus Plan, the CGCN Committee has authority to construe and interpret for eligible employees and directors the Omnibus Plan, to determine the terms and provisions of awards to be granted under the Omnibus Plan, to define the terms used in the Omnibus Plan and in the awards granted thereunder, to establish, amend and rescind rules and regulations relating to the Omnibus Plan, to determine the individuals to whom and the times at which awards will be granted and the number of shares to be subject to, or to underlie, each award granted, and to make all other determinations necessary or advisable for the administration of the Omnibus Plan. The number of shares of Company common stock available under the Omnibus Plan for making of awards is 500,000, subject to appropriate adjustment for stock splits, stock combinations, reclassifications and similar changes.

No awards have been made under the Omnibus Plan.

Incentive Plan

The Bank has adopted a Semi-Annual Incentive Plan (“Incentive Plan”) for key employees of the Bank for the fiscal year ending December 31, 2008. The Incentive Plan is administered by the CGCN Committee. Eligibility under the Incentive Plan is granted to employees who are regularly scheduled to work at least 20 hours per week, who are considered by the CGCN Committee to be key employees and have a direct impact on the size and earnings of the Bank, and who are approved by the CGCN Committee as participants. Participants in the Incentive Plan are eligible to receive a semi-annual cash incentive award (“Incentive Award”) based upon the achievement of corporate and individual objectives and discretionary bonuses in recognition of performance unaccounted for through the Incentive Plan. Participants in the Incentive Plan are approved annually by the CGCN Committee. Each individual’s Incentive Award is determined by a formula which links attainment of corporate objectives with attainment of individual goals and objectives. Incentive Awards under the Incentive Plan are paid semi-annually.

Salary Continuation and Amended Endorsement Split Dollar Agreements

On January 20, 2006, the Bank entered into salary continuation agreements with the named executive officers. The salary continuation agreements promise a fixed benefit for each executive’s lifetime when the executive attains the age of 65, regardless of whether the executive actually retires at that time. Under the salary continuation agreements, the annual normal retirement age benefit of Mr. Black is $99,100, $74,900 for Mr. Vasaly, and $78,400 for Mr. Wayne. The salary continuation agreements promise a lesser benefit in the case of early termination before the normal retirement age or in the case of termination because of disability, but in both cases benefits do not become payable until the executive attains age 65. The early termination benefits of Messrs. Vasaly and Wayne are subject to a vesting schedule, becoming vested in 10% increments annually until 100% vesting occurs in 2016. The executives’ contractual entitlements under the salary continuation agreements are contractual liabilities of the Bank and are not funded.

Benefits are payable on an accelerated basis and in a single lump sum if a change in control of the Bank occurs. In Mr. Black’s case only, the accelerated benefit payable is the liability balance projected to be accrued by the Bank when Mr. Black attains his normal retirement age, in other words the undiscounted present value at age 65 of the promised retirement benefit. That amount is payable in a single lump sum within three days after the change in control occurs. For Mr. Vasaly and Mr. Wayne, the accelerated benefit payable after a change in control is the accrual balance maintained by the Bank when the change in control occurs, likewise payable within three days after the change in control occurs.

Mr. Black’s salary continuation agreement also promises a tax gross-up benefit if the aggregate benefits payable to him after a change in control are subject to excise taxes under Sections 280G and 4999 of the Code. Section 4999 of the Code imposes a 20% excise tax on executives who receive so-called excess parachute payments after a change in control, and Section 280G of the Code disallows the employer’s compensation deduction for those same payments. The additional tax gross-up benefit payable to Mr. Black would compensate him for excise taxes imposed, as well as for income taxes imposed on the gross-up benefit itself, but the parachute payment gross-up benefit would not be a deductible payment for the Bank or its corporate successor after the change in control.

The salary continuation agreements provide for reimbursement of the named executive officer’s legal fees if the agreements are challenged after a change in control, up to a maximum of $500,000 for Mr. Black and $250,000 for Messrs. Vasaly and Wayne.

The Bank owns insurance policies on the lives of the executives who are parties to the salary continuation agreements. On January 20, 2006, the Bank entered into endorsement split dollar agreements with each of them, providing to share with beneficiaries designated by the executives a portion of the death benefits payable under the life insurance policies. The endorsement split dollar agreements were amended and restated in their entirety on December 19, 2007. The amended endorsement split dollar agreements allow the named executive officers to designate the beneficiary of a portion of the total death benefits payable under the insurance policies purchased by the Bank on their lives, regardless of whether the named executive officer dies while in active service to the Bank or after having terminated service. Under the salary continuation and the amended endorsement split dollar agreements, when the named executive officer dies his beneficiary will be entitled to an amount equal to the sum of (a) the accrual balance maintained to account for the Bank’s liability under the salary continuation agreements, plus (b) the portion of the net death proceeds under the life insurance policies that equals the liability balance projected to be accrued by the Bank when the named executive officer attains the age of 65. The net death proceeds are the total policy proceeds payable at the named executive officer’s death less the cash surrender value of the policies. The Bank is entitled to all other amounts payable under the policies at the named executive officer’s death, including the cash surrender value and any portion of the net death benefit not allocated to the designated beneficiaries. Consequently, the Bank expects to recover in full upon the death of each named executive officer approximately

$3.7 million in the aggregate for the premiums paid on the policies plus all earnings credited to the policies through periodic increases in the policies’ cash surrender value.

The amended endorsement split dollar agreements provide that if the policies on the named executive officer’s lives are cancelled after a change in control the Bank would instead pay directly to the designated beneficiaries a death benefit equal to the insurance benefit that would have been paid had the policies not been cancelled. If paid directly by the Bank rather than through allocation of a portion of life insurance death benefits, the death benefits paid by the Bank would include an income tax gross-up payment to compensate for the fact that, although life insurance proceeds are not subject to federal income taxation, death proceeds payable directly by an employer would be subject to federal tax as “income in respect of a decedent.”

Benefits under the salary continuation agreements and under the amended endorsement split dollar agreements are not payable if the executive’s employment is terminated for cause, if the executive is removed from office by an order issued under the Federal Deposit Insurance Act (“FDIA”), if a receiver is appointed under the FDIA, or if the Federal Deposit Insurance Corporation enters into an agreement to provide assistance under the FDIA to the Bank.

The Bank purchased bank-owned life insurance (“BOLI”) on the lives of Mr. Black, Mr. Vasaly and Mr. Wayne. The Bank is the owner of the policies and retains a 100% interest in the cash surrender values of the policies. The primary goal of the investment in BOLI is to help offset the costs associated with the salary continuation and amended endorsement split dollar agreements.

Certain Indebtedness and Transactions of Management

The Bank makes loans to its executive officers and directors in the ordinary course of its business. These loans are currently made on substantially the same terms, including interest rates, collateral and repayment terms, as those then prevailing for comparable transactions with nonaffiliated persons, and do not involve more than the normal risk of collectability or present any other unfavorable features. Applicable regulations prohibit the Bank from making loans to its executive officers and directors at terms more favorable than could be obtained by non-executive employees of the Bank. The Bank’s policy concerning loans to executive officers and directors currently complies with applicable regulations.

The following table provides information during 2008 and as of the most recent practicable date for the largest aggregate outstanding amount of indebtedness for all directors, executive officers and their associates, as a group.

Name	Highest Outstanding Indebtedness in 2008		Percentage of Total Equity Capital	Amount Outstanding as of Most Recent Practicable Date		Percentage of Total Equity Capital
All directors, executive officers and their associates, as a group	$3,484,000	(1)	19.9%	$3,335,000	(2)	12.9%

(1)	Amount at December 31, 2008
(2)	Amount at March 31, 2009

On January 10, 2008, the Bank entered into a Contract for the Purchase and Sale of Real Property with Kanoy Grading & Landscaping, Inc. (the “Agreement”). Mr. Kanoy, a director of the Company and the Bank, owns 50% and his wife owns 50% of Kanoy Grading & Landscaping, Inc. Pursuant to the terms of the Agreement, the Bank agreed to buy the tract or parcel of land containing 1.97 acres, more or less, lying and being in Guilford County, North Carolina, having the street address of 8050 Fogleman Road, Oak Ridge, North Carolina for $850,000.00.

The Bank Board routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The ARRA requires financial institutions participating in the CPP to submit annually to shareholders a non-binding proposal for approval of executive compensation. As described above, the Company participated in the CPP. Shareholders therefore have the opportunity to vote on the executive compensation disclosed in this Proxy Statement. Specifically, the following resolution is hereby submitted for shareholder approval at the Annual Meeting:

“Resolved, that the compensation of executive officers named in the Summary Compensation Table of Oak Ridge Financial Services, Inc.’s Proxy Statement for the 2009 Annual Meeting of Shareholders, as described in the tabular and narrative compensation disclosures contained in the Proxy Statement for the 2009 Annual Meeting of Shareholders, hereby is approved.”

The vote by the shareholders will be a non-binding, advisory vote. The voting results will not be binding on the Company Board or the CGCN Committee or overrule or affect any previous action or decision by the Company Board or the CGCN Committee or any compensation previously paid or awarded. However, the Company Board and the CGCN Committee will take the voting results into account when they determine executive compensation decisions in the future.

THE COMPANY BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE EXECUTIVE COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 3

RATIFICATION OF SELECTION OF

THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

Elliott Davis, PLLC (“Elliott Davis”), the Company’s registered independent public accounting firm for the fiscal year ended December 31, 2008, has been appointed by the Audit Committee as the Company’s registered independent public accounting firm for the year ending December 31, 2009. This appointment has been ratified by the Company Board and is being submitted to the Company’s shareholders for ratification. Representatives of Elliott Davis are expected to attend the Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

THE COMPANY BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ELLIOTT DAVIS AS THE REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

Audit Fees

The aggregate fees billed by Elliott Davis for professional services rendered in connection with the (i) audit of the Company’s annual financial statements for 2008 and 2007, (ii) review of the financial statements included in the Company’s quarterly filings on Form 10-Q, and (iii) direct out-of-pocket expenses during those fiscal years were $73,058 and $69,086, respectively.

Audit Related Fees

The aggregate fees billed by Elliott Davis in 2008 and 2007 for professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in “Audit Fees” above were approximately $1,906 and $2,664, respectively. These fees consisted primarily of consultation assistance regarding formation of the Company, issuance of trust preferred debt and the adoption of Financial Accounting Statement Numbers 157 and 159.

Tax Fees

The aggregate fees billed by Elliott Davis for professional services rendered in connection with the tax compliance, tax planning and tax advice, including assistance in the preparation of the Bank’s various federal, state and local tax returns for fiscal years 2008 and 2007 were approximately $0 and $0, respectively.

All Other Fees

Elliott Davis did not bill the Company for any other fees during 2008 or 2007.

Pre-Approval of Audit and Permissible Non-Audit Services

The fees billed by Elliott Davis are pre-approved by the Audit Committee in accordance with the policies and procedures for the Audit Committee set forth in the Audit Committee’s charter. The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s registered independent public accounting firm and may not engage the registered independent public accounting firm to perform any prohibited non-audit services. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any approvals using this procedure are presented to the Audit Committee at its next scheduled meeting. For 2008, one hundred percent (100%) of the total fees paid for audit, audit related and tax services were pre-approved. For 2007, one hundred percent (100%) of the fees for audit, audit related, and tax were pre-approved. The Audit Committee has determined that the rendering of non-audit professional services by Elliott Davis, as identified above, is compatible with maintaining Elliott Davis’s independence.

SHAREHOLDER PROPOSALS

It is presently anticipated that the 2010 Annual Meeting of Shareholders will be held in May of 2010. If a shareholder desires to submit a proposal for possible inclusion in the proxy statement and form of proxy for our 2010 Annual Meeting of Shareholders, the proposal must be received by the Secretary of the Company at 2211 Oak Ridge Road, Oak Ridge, North Carolina 27310, by December 2, 2009 and meet all other applicable requirements for inclusion in the 2010 Proxy Statement.

In the alternative, a shareholder may commence his or her own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2010 Annual Meeting of Shareholders. In order to do so, the shareholder must notify the Secretary of the Company, in writing, of his or her proposal at the Company’s main office no later than February 15, 2010. If the Secretary of the Company is not notified of the shareholder’s proposal by February 15, 2010, the Company Board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Company Board for the 2010 Annual Meeting of Shareholders.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof. However, should any other matters properly be presented for action at the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, excluding certain exhibits, is being delivered to shareholders together with this Proxy Statement. The complete Annual Report on Form 10-K may also be obtained by shareholders without charge by written request addressed to Ronald O. Black, President and Chief Executive Officer, 2211 Oak Ridge Road, Oak Ridge, North Carolina 27310, or may be accessed on the Internet at www.bankofoakridge.com.

By Order of the Board of Directors

Ronald O. Black President and Chief Executive Officer

Oak Ridge, North Carolina

April 30, 2009

OAK RIDGE FINANCIAL SERVICES, INC.

ANNUAL MEETING OF SHAREHOLDERS

June 11, 2009

APPOINTMENT OF PROXY SOLICITED BY BOARD OF DIRECTORS

The undersigned hereby appoints the official proxy committee of Oak Ridge Financial Services, Inc. (the “Company”) comprised of all of the members of the Board of Directors of the Company, each with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders, to be held at Bank of Oak Ridge, 2211 Oak Ridge Road, Oak Ridge, North Carolina, on June 11, 2009, at 7:00 p.m. and at any and all adjournments thereof as follows:

1.    ELECTION OF DIRECTORS. Election of 3 directors who will serve as directors of the Company until the 2012 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

☐	FOR all nominees listed below (except as indicated otherwise below)	☐	WITHHOLD authority to vote for all nominees listed below

Nominees:   Ronald O. Black, Francis R. Disney and James W. Hall

Instruction: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) on the line below.

2.    The approval of a nonbinding advisory proposal on executive compensation as described in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.    The ratification of Elliott Davis, PLLC as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

VOTING BY PROXY

Please read our Proxy Statement before you vote by proxy. Then, to insure that your shares are represented at the Annual Meeting, we ask that you appoint the Proxies to vote your shares for you, whether or not you plan to attend the Annual Meeting. You can do that in one of the following two ways.

Voting by Proxy Card

•	You can mark, sign and return the proxy card below in the enclosed postage-prepaid envelope.

Voting by Internet

•

You can go to the Internet website www.shareholderlink.com/oakridge/pxsignon.asp. When you are prompted for your “control number,” enter the number printed just above your name on the reverse side of the proxy card below, and then follow the instructions you will be given. If you vote this way, you need not sign and return a proxy card. When you vote by Internet, you will be appointing the Proxies to vote your shares on the same terms and with the same authority as if you marked, signed and returned a proxy card. The authority you will be giving the Proxies is described in the proxy card below and in our Proxy Statement for the Annual Meeting.

You may vote by Internet only until 5:00 p.m. EST on June 10, 2009, which is the day before the Annual Meeting date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS.

If a proxy is returned and no instructions are given, the proxy will be voted for each of the proposals. If instructions are given with respect to one but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted for any proposal for which no instructions are given. If any other business that falls within the purposes set forth in the Notice of Annual Meeting is presented at the Annual Meeting, this proxy shall be voted in accordance with the proxy committee’s best judgment.

Dated: , 2009

Signature

Signature (if shares held jointly)

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: To ensure that your shares are represented and that a quorum is present at the Annual Meeting, please sign and date your appointment of proxy and return it to the Corporation in the enclosed envelope

Please check box if you plan to attend the Annual Meeting: ☐